Exhibit 10.12

TIME-SHARING AGREEMENT

This Time-Sharing Agreement (the “Agreement”) is made and entered into effective as of                     , 2013 (the “Effective Date”), by and between APX Group, Inc., a Delaware corporation (“Lessor”) and                     , an individual (“Lessee”), and is made and entered into with reference to the following facts and objectives:

RECITALS

A. WHEREAS, Lessor is in possession of that certain aircraft identified as a Bombardier Challenger 300 aircraft, Serial Number 20365, U.S. Registration Number N313V, with its engines, avionics, equipment, components, accessories, instruments and other items installed in or attached to the airframe, the engines, together with all spare parts, manuals and log books carried on board and including any replacement part(s) or engine(s) which may be installed on the Aircraft from time to time, and all logs, manuals and other records relating to such Aircraft (collectively, the “Aircraft”); and

B. WHEREAS, Lessor has heretofore engaged a fully qualified flight crew to operate the Aircraft; and

C. WHEREAS, Lessee desires to lease said Aircraft and flight crew from Lessor on a time-sharing basis, as defined in Section 91.501(c)(1) of the Federal Aviation Regulations (“FAR”).

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions herein set forth, Lessor and Lessee agree as follows:

1. Lease of Aircraft; Term of Lease. Lessor agrees to lease the Aircraft to Lessee on a non-exclusive basis, pursuant to the provisions of FAR 91.501(c)(1), and to provide a fully qualified flight crew for all operations for the period commencing on the Effective Date of this Agreement and terminating on the date that is three (3) calendar years from the Effective Date. Provided, however, that either party may terminate this Agreement upon thirty (30) days written notice to the other party of its election to terminate the Agreement.

2. Lessee’s Payment Obligations. Lessee shall pay Lessor for each flight conducted under this Agreement the aggregate incremental cost of each specific flight. Such cost shall in no event exceed the sum of the following expenses authorized by FAR Part 91.501(d);

A.	Fuel oil, lubricants, and other additives;

B.	Travel expenses of the crew, including food, lodging and ground transportation;

C.	Hangar and tie down costs away from the Aircraft’s base of operation;

D.	Insurance obtained for the specific flight;

E.	Landing fees, airport taxes and similar assessments including, but not limited to IRC Section 4261 and related excise taxes;

F.	Customs, foreign permit, and similar fees directly related to the flight;

G.	In-flight food and beverages;

H.	Passenger ground transportation;

I.	Flight planning and weather contract services; and

J.	An additional charge equal to 100% of the expenses listed in subparagraph (A) of this paragraph.

3. Invoicing for Flights. Within ten (10) days of completion of each flight, Lessor will provide Lessee with a statement of expenses under Paragraph 2 above, related to the operation of the Aircraft for each specific flight. Lessor shall also provide Lessee with a monthly statement within ten (10) days after the end of each month, which shall contain the expenses for Lessee’s flights occurring during the prior month. Within ten (10) days after the end of each quarter, Lessor shall provide Lessee with an Invoice for the amount due from Lessee for any unpaid expenses incurred during the quarter. Lessee shall pay Lessor for the unpaid balance of said expenses within 10 days of receipt of the quarterly Invoice therefor. In the event that the estimated flight costs invoiced to, and paid by, Lessee shall exceed the actual flight costs as provided in Section 2 above, then Lessor shall refund to Lessee any excess amounts paid to Lessor.

4. Request for Flights by Lessee. Lessee will provide Lessor with requests for flight time and proposed flight schedules as far in advance of any given flight as possible. Requests for flight time shall be in a form, whether written or oral, mutually convenient to, and agreed upon by the parties. In addition to the proposed schedules and flight times, Lessee shall provide at least the following information for each proposed flight at some time prior to the scheduled departure time, as required by the Lessor or Lessor’s flight crew:

A.	proposed departure point;

B.	destination;

C.	date and time of flight;

D.	the number of anticipated passengers;

E.	the nature and extent of luggage and/or cargo to be carried;

F.	the date and time of return flight, if any; and

G.	any other information concerning the proposed flight that may be pertinent or required by Lessor or Lessor’s flight crew.

5. Scheduling Flights. Lessor shall have final authority over the scheduling of the Aircraft. Lessor shall be responsible for the physical and technical operation of the aircraft and the safe performance of all flights and shall retain full authority and control, including exclusive operational control, and the possession of the Aircraft at all times during the term of the Agreement.

6. Return to Lessor. On the earlier of the expiration or the termination of this Agreement pursuant to Paragraph 1 above and, unless Lessor agrees to the contrary, upon the conclusion of each flight of the Aircraft by Lessee under this Agreement, Lessee, at its own expense, shall return the Aircraft to Lessor or its designated agents at Provo Airport

(“PVU”), located in Provo, Utah or such other location as Lessor and Lessee may agree from time to time. Lessee shall return the Aircraft to Lessor in a flight-ready status, and in the same condition as received, normal wear and tear excepted.

7. Additions and Alterations. Lessee shall not in any way alter or modify, or cause to be made alterations or modifications to the Aircraft or any of its component parts, including without limitation its engines, APU or avionics, without the prior written consent of Lessor, which consent may be withheld in Lessor’s sole and complete discretion.

8. Maintenance of Aircraft. Lessor shall be solely responsible for performing or arranging for the performance of all scheduled and unscheduled maintenance or preventive maintenance and shall cause to be performed all required or necessary inspections on the Aircraft, and shall take all such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition, which in his or her judgment would compromise the safety of the flight.

9. Flight Crew. Lessor shall employ or contract with others to employ, pay for and provide to Lessee, a qualified flight crew for each flight undertaken under this Agreement.

10. Safety of Flights. In accordance with applicable FAR, the qualified flight crew provided by Lessor will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Lessee specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action, which in the considered judgment of the pilot in command is necessitated by considerations of safety. No such action of the pilot in command shall create or support any liability for loss, injury, damage or delay to Lessee or any other person. The parties further agree that Lessor shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, maintenance related issues, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God. In such event, Lessee shall be invoiced for any legs completed for Lessee, and Lessor shall not be obligated to provide any replacement transportation for any legs not completed for Lessee.

11. No /Lessor Warranties or Representations. LESSEE HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE LESSOR HAS NOT MADE ANY WARRANTY OR REPRESENTATION TO LESSEE, EITHER EXPRESS OR IMPLIED, AS TO THE DESIGN, COMPLIANCE WITH SPECIFICATIONS, OPERATION, OR CONDITION OF, OR AS TO THE QUALITY OF THE MATERIAL, OR WORKMANSHIP IN THE AIRCRAFT, OR ANY COMPONENT THEREOF, DELIVERED TO THE LESSEE, AND EXCEPT AS SET FORTH IN THIS AGREEMENT, THE LESSOR DOES NOT MAKE ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE AIRCRAFT, OR ANY COMPONENT THEREOF, FOR ANY PARTICULAR PURPOSE, OR AS TO TITLE TO THE AIRCRAFT OR ANY COMPONENT THEREOF, OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR ANY COMPONENT THEREOF.

12. Insurance. Lessor shall be responsible for all costs to maintain in effect throughout the Term insurance policies containing such provisions and providing such coverages as Lessor deems reasonably appropriate in its sole and complete discretion. All insurance policies shall (i) name Lessee as an additional insured, (ii) not be subject to any offset by any other insurance carried by Lessor or Lessee, (iii) contain a waiver by the insurer of any subrogation rights against Lessor or Lessee and (iv) insure the interest of Lessee regardless of any breach or violation by the Lessor or by any other person (other than is solely attributable to the gross negligence or willful misconduct of Lessee) or any warranty, declaration or condition contained in such policies.

13. Loss or Damage.

A. Notification of Damage; Claims. Lessee shall promptly provide notice to Lessor of each loss, theft, confiscation, damage to or destruction of the Aircraft, including any engine or part thereof, from any cause whatsoever (collectively, “Casualty Occurrences”) occurring at any time when Lessee is in possession of the Aircraft under this Lease, and shall furnish such information and execute such documents as may be necessary or required by Lessor or applicable law. Lessee shall cooperate fully in any investigation of any claim or loss processed by Lessor under the Aircraft insurance policy(ies) and in seeking to compel the relevant insurance company or companies to pay any such claims.

B. Total Loss of Aircraft. In the event of total loss or destruction of all or substantially all of the Aircraft, or damage to the Aircraft that causes it to be irreparable in the opinion of the insurance carrier providing hull coverage pursuant to Paragraph 14, or in the event of confiscation or seizure of the Aircraft, this Agreement shall automatically terminate; PROVIDED, HOWEVER, that termination of this Agreement by reason of a final rejection of such claims shall not terminate Lessee’s obligation to cooperate with Lessor in seeking to compel such insurance company or companies to pay such claims; PROVIDED, FURTHER, that the termination of this Agreement shall not affect Lessee’s obligation to pay Lessor all accrued and unpaid Rent and all other accrued and unpaid amounts due hereunder. Except as specifically provided in this Paragraph 15(C), this Lease shall not terminate and the obligations of Lessee shall not be affected by reason of any Casualty Occurrences.

14. Representations of Lessee. Lessee warrants that during the term of this Agreement:

A. It shall use the Aircraft for and on account of its own business only, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo in air commerce for compensation or hire;

B. It shall refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by any party hereto to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien;

C. It shall abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a time-sharing Lessee;

D. It shall not violate, and shall not permit any of his employees, agents, or guests to violate, any applicable law, regulation or rule of the United States, and state, territory of local authority, or any foreign government or subdivision thereof, and shall not bring or cause to be brought or carried on board the Aircraft, or permit any employee, agent or guest to bring or cause to be brought or carried on board the Aircraft, any contraband or unlawful articles or substance in any jurisdiction into or over which the Aircraft is to operate on its behalf.

E. It shall, and it shall cause its employees, agents and guests to, comply with all lawful instructions and procedures of Lessor and its agents and employees regarding the Aircraft, its operation or flight safety.

F. That its discretion in determining the origin and destination of flights under this Agreement shall at all times be subject to the following:

(i) such origin and destination, and the routes to reach such origin and destination, are not within or over (a) an area of hostilities, (b) an area excluded from coverage under the insurance policies maintained by Lessor with respect to the Aircraft, or (c) a country or jurisdiction for which exports or transactions are subject to specific restrictions under any United States export or other law or United Nations Security Council Directive, including without limitation, the Trading With the Enemy Act, 50 U.S.C. App. Section 1 et seq. and International Emergency Economic Powers Act, 50 U.S.C. App. Sections 1700 et seq. and the Export Administration Act, 50 U.S.C. Sections 2401 et. seq.;

(ii) any flights proposed or conducted by it shall not cause (a) the Aircraft or any part thereof to be used predominately outside the United States within the meaning of the Section 168(g)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and/or fail to be operated to and from the United States within the meaning of Section 168(g)(4)(A) of the Code; or (b) any item of income, gain, deduction, loss or credit with respect to the transactions contemplated by this Agreement to be treated as derived from, or allocable to, sources without the United States within the meaning of Section 862 of the Code;

(iii) any proposed flight shall not require the flight crew to exceed any flight or duty time limitations that Lessor imposes on its flight crews; and

(iv) the safety of flight shall not be jeopardized.

15. Aircraft Base. For purposes of this Agreement, the permanent base of operation of the Aircraft shall be PVU in Provo, Utah, or such other locations as are acceptable to the parties hereto from time to time.

16. No Assignment. Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

17. Event of Default. The following shall constitute an Event of Default by Lessee:

A. Lessee shall not have made payment of any amount due under Paragraph 2 within ten (10) days after the same shall become due; or

B. Lessee shall have breached any of its representations and warranties and shall have failed to cure same or commence curing same in good faith following the expiration of ten (10) days written notice thereof from Lessor to Lessee; or

C. Lessee shall have failed to perform or observe (or cause to be performed and observed) any other covenant or agreement required to be performed under this Agreement and such failure shall continue for ten (10) days after written notice thereof from Lessor to Lessee; or

D. Lessee (i) becomes insolvent, (ii) fails to pay its debts when due, (iii) makes any assignment for the benefit of creditors, (iv) seeks relief under any bankruptcy law or similar law for the protection of debtors, (v) suffers a petition of bankruptcy filed against it that is not dismissed within thirty (30) days, or (vi) suffers a receiver or trustee appointed for Lessee or any of its assets, and such is not removed within thirty (30) days.

18. Lessor’s Remedies.

A. Election by Lessor. Upon the occurrence of any Event of Default, Lessor may, at its option, exercise any or all remedies available at law or in equity, including, without limitation, any or all of the following remedies, as Lessor in its sole discretion shall elect:

(1) Termination of Lease. By notice in writing terminate this Agreement, whereupon all rights of Lessee to the use of the Aircraft or any part thereof shall absolutely cease and terminate, but Lessee shall remain liable as hereinafter provided; and thereupon Lessee, if so requested by Lessor, shall at its expense promptly return the Aircraft to Lessor as required by Paragraph 6 or Lessor, at its option, may enter upon the premises where the Aircraft is located and take immediate possession of and remove the same by summary proceedings or otherwise. Lessee specifically authorizes Lessor’s entry upon any premises where the Aircraft may be located for the purpose of, and waives any cause of action it may have arising from, a peaceful retaking of the Aircraft. Lessee shall forthwith pay to Lessor an amount equal to the total accrued and unpaid Rent and all other accrued and unpaid amounts due hereunder, plus any and all losses and damages incurred or sustained by Lessor by reason of any default by Lessee under this Lease.

(2) Perform Lease Obligations of Lessee. Perform or cause to be performed any obligation, covenant or agreement of Lessee hereunder. Lessee agrees to pay all costs and expenses incurred by Lessor for such performance as additional Rent hereunder, and acknowledges that such performance by Lessor shall not be deemed to cure said Event of Default.

B. Lessor’s Costs and Expenses. Lessee shall be liable for all costs, charges and expenses, including reasonable attorneys’ fees and disbursements, incurred by Lessor by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto.

19. General Provisions.

A. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction of interpretation of this Agreement.

B. Partial Invalidity. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Lease, as well as such provision as applied to other persons, shall remain in full force and effect.

C. Waiver. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute waiver of the act or condition itself.

D. Notices. Any notice or other communication required or permitted under this Lease shall be in writing, and shall be deemed duly given upon actual receipt, if delivered personally; or one (1) day following deposit with Federal Express or another next day delivery provider for next day delivery, if deposited with postage prepaid, and addressed to such address as may be specified in writing by the relevant party from time to time, and which shall initially be as follows:

To Lessor at:

APX Group, Inc.

4931 North 300 West

Provo, Utah 84604

Attn: Dustin Dickerson

Tel: (801) 592-8397

Email: dustindickerson@hotmail.com

To Lessee at:

Tel:

Email:

E. Utah Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, regardless of the choice of laws provisions of Utah or any other jurisdiction.

F. Entire Agreement. This Agreement (including any exhibits) constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement and supersedes any prior or contemporaneous agreements, representations and understandings, whether written or oral, of or between the parties with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

G. Amendment. This Agreement may be amended only by a written agreement signed by all of the parties.

H. Binding Effect; Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective successors and assigns; provided, however, that Lessee may not assign any of its rights under this Agreement and any such purported assignment shall be null, void and of no effect.

I. Attorneys’ Fees. Should any action (including any proceedings in a bankruptcy court) be commenced between any of the parties to this Agreement or their representatives concerning any provision of this Agreement or the rights of any person or entity thereunder, solely as between the parties or their successors, the party or parties prevailing in such action as determined by the court shall be entitled to recover from the other party all of its costs and expenses incurred in connection with such action (including without limitation fees, disbursements and expenses of attorneys and costs of investigation).

J. Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other remedies.

K. No Third Party Rights. Nothing in this Agreement whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any third person or entity, and the parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons or entities to any party to this Agreement, nor shall any provision give any third person or entity any right of subrogation or action over or against any party to this Agreement.

L. Counterparts. This Agreement may be executed in one or more counterparts, each of which independently shall be deemed to be an original and all of which together shall constitute one instrument. The parties may exchange executed copies transmitted by telecopier, provided the executed originals are forwarded in accordance with section 19.d.

M. Expenses. Each party shall bear all of its own expenses in connection with the negotiation, execution and delivery of this Agreement.

N. Broker/Finder Fees. Each party represents that it has dealt with no broker or finder in connection with the transaction contemplated by this Agreement and that no broker or other person is entitled to any commission or finder’s fee in connection therewith. Lessor and Lessee each agree to indemnify ad hold harmless one anther against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder’s fee alleged to be payable because of any act, omission or statement of the indemnifying party.

O. Relationship of the Parties. Nothing contained in this Agreement shall in any way create any association, partnership, joint venture, or principal and agent relationship between the parties hereto or be construed to evidence the intention of the parties to constitute such.

P. Survival. All representations, warranties, covenants and agreements, including without limitation the indemnifications provided in Paragraph 15A, contained in this Agreement, or in any instrument, certificate, exhibit, schedule, or other writing provided for in it, shall survive the expiration or termination of this Agreement.

20. TRUTH IN LEASING STATEMENT

LESSEE HAS REVIEWED THE AIRCRAFT’S MAINTANANCE RECORDS AND OPERATION LOGS AND HAS FOUND THAT DURING THE PERIOD BETWEEN MANUFACTURE OF THE AIRCRAFT AND THE DATE OF THIS LEASE, THE AIRCRAFT, A BOMBARDIER CHALLENGER 300, MANUFACTURER’S SERIAL NO. 20365, CURRENTLY REGISTERED WITH THE FEDERAL AVIATION ADMINISTRATION AS N313V, HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91.

THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE. DURING THE DURATION OF THIS LEASE, APX GROUP, INC., 4931 NORTH 300 WEST, PROVO, UTAH 84601 IS CONSIDERED RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

THE “INSTRUCTIONS FOR COMPLIANCE WITH TRUTH IN LEASING REQUIREMENTS” ATTACHED HERETO ARE INCORPORATED HEREIN BY REFERENCE.

I, THE UNDERSIGNED, DALE R. GERARD, AS VP, FINANCE AND TREASURER OF APX GROUP, INC., 4931 NORTH 300 WEST, PROVO, UTAH 84601CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT AND THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

LESSOR:	LESSEE:

APX Group, Inc., a Delaware corporation,

By:
Name:
Title:

INSTRUCTIONS FOR COMPLIANCE WITH “TRUTH IN LEASING”

REQUIREMENTS

1. Mail a copy of the lease to the following address via certified mail, return receipt requested, immediately upon execution of the lease (14 C.F.R. 91.23 requires that the copy be sent within twenty-four hours after it is signed):

Federal Aviation Administration

Aircraft Registration Branch

ATTN: Technical Section

P. O. Box 25724

Oklahoma City, Oklahoma 73125

2. Telephone the nearest Flight Standards District Office at least forty-eight hours prior to the first flight under this lease.

3. Carry a copy of the lease in the aircraft at all times.

PLEASE NOTE:

Federal Excise Tax must be collected on the hourly cost of each flight conducted under the Time Sharing Agreement, and remitted to the Federal Government.